Exhibit 10.2

September 18, 2017

Roger Millay
5401 Kirkwood Drive
Bethesda, MD 20816

Roger,
This letter is intended to confirm the treatment of your unvested stock options and performance-based restricted stock unit (RSU) awards in connection with your planned retirement on October 5, 2017.

With respect to your fiscal year 2015 unvested stock options granted on September 11, 2015, the Compensation Committee has the authority in its discretion to accelerate the vesting or exercisability of your options upon your termination of service in accordance with Section 6.3 of the Towers Watson Amended and Restated 2009 Long Term Incentive Plan (the “Legacy Towers Plan”). The Compensation Committee has determined in its discretion to amend the vesting and exercisability terms of your stock option award upon your termination of service to provide for continued vesting in accordance with the original vesting schedule of the options (consistent with Section 5(c) of your Non-Qualified Stock Option Award Agreement). Once vested, the options will remain exercisable in accordance with the terms thereof for the remainder of their seven-year term.

With respect to your 2016 Long-Term Incentive Plan performance-based RSUs granted July 20, 2016, the Compensation Committee has determined in its discretion to accelerate the vesting of your performance-based RSUs pursuant to Section 3.2(d) of your Performance-Based Restricted Share Unit Agreement for Operating Committee Members. The award will become payable following the original vesting date of March 15, 2019, subject to the application of the final performance measures with respect to the relevant performance period.

For reference, Section 6.3 of the Legacy Towers Plan states the following:

Vesting of Stock Options. The Committee shall, in its discretion, prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. The Committee may accelerate the vesting or exercisability of any Stock Option upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.

For reference, Section 3.2(d) of your Performance-Based Restricted Share Unit Agreement for Operating Committee Members states the following:

(d) In the event of the Associate’s Termination of Service prior to the Vesting Date for reasons other than a termination by the Employer for Cause, Good Reason resignation, or Qualifying Retirement, or as otherwise set forth in this Section 3.2, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the Earned Performance Shares. If no determination is made as of the Termination Date, then the Earned Performance Shares shall, to the extent not then vested, be immediately forfeited by the Associate.

You acknowledge that Willis Towers Watson (the “Company”) is engaged in a highly competitive business and has a compelling business interest in preventing the use or disclosure of the Company’s confidential information and trade secrets, and that you, by virtue of your position, have had access to confidential information and trade secrets of the Company. Accordingly, you understand and agree that continued vesting of your unvested stock options and performance-based RSUs as described in this letter shall immediately cease and the stock options and performance-based RSUs shall be immediately forfeited and cancelled in the event that prior to the date such awards become vested, you, acting alone or with others, directly or indirectly, become connected with (either as an employee, employer, consultant, contractor, advisor, or director, or as an owner, investor, partner or stockholder (other than as a stockholder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation)) obtain any interest in, own, manage, operate, control, participate in, or otherwise engages or participates in any activity, project, contract, or business in an area or region in which the Company conducts business at the date the event occurs, which is in competition with a business then conducted by the Company or a subsidiary or affiliate. You understand and agree that these non-competition obligations will be in addition to and supplement any other confidentiality and non-solicitation provisions and/or agreements applicable to you.

Please indicate your acceptance of the terms set forth in this letter by signing in the space provided below.

If you have any questions, please feel free to reach out to me.

Sincerely,

/s/ Anne Donovan Bodnar

Anne Donovan Bodnar

AGREED AND ACCEPTED:

/s/ Roger F. Millay
Roger Millay

October 12, 2017
Date